PURCHASE AND SALE AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into this 10th day of December, 2020, by and between New Nevada Lands, LLC, a Mississippi limited liability company and New Nevada Resources, LLC, a Florida limited liability company (hereinafter collectively designated as "SELLER"), whose address is 4405 Commons Drive East, Suite 301, Destin, Florida 32541, and Ameritrust Corporation, a Wyoming Corporation, ("BUYER"), whose address is 1712 Pioneer Avenue, Suite 500, Cheyenne, Wyoming 82001. SELLER and BUYER are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties."

RECITALS

A. SELLER is the fee simple owner of all that land and real property lying and situated in Lander County, Nevada, more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference (herein sometimes referred to as "Property") and SELLER desires to sell and BUYER desires to acquire the Property.

B. SELLER is the owner of all that mineral estate lying and situated in Lander County, Nevada, more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference (herein sometimes referred to as "Mineral Rights") and SELLER desires to sell and BUYER desires to acquire the Mineral Rights, subject to certain reservations herein described, in accordance with the terms of this Agreement.

C. The Parties agree this Purchase Agreement does not include any equipment, or personal property, or inventory of any kind located on the Property.

D. This Purchase and Sale Agreement is subject to a Net Smelter Returns Royalty on the Property.

E. The Parties desire and intend by this Agreement to memorialize their agreements

by this writing.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, the Parties hereby agree as follows:

1. The Recitals set forth above are true and correct and are hereby incorporated into this Agreement as if set forth herein.

2. REPRESENTATIONS AND WARRANTIES: NO PERSON IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF BUYER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, WARRANTY, GUARANTY OR PROMISE EXCEPT AS SET FORTH HEREIN; AND NO AGREEMENT, STATEMENT, REPRESENTATION OR PROMISE MADE BY ANY SUCH PERSON WHICH IS NOT CONTAINED HEREIN SHALL BE VALID OR BINDING ON SELLER. THE ONLY REPRESENTATIONS OR WARRANTIES OUTSTANDING WITH RESPECT TO THE SUBJECT MATTER OF THIS TRANSACTION, EITHER EXPRESS OR IMPLIED BY LAW, ARE SET FORTH HEREIN, AND BUYER EXPRESSLY WAIVES THE RIGHT TO ANY WARRANTY IMPLIED BY LAW INCLUDING FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES ACKNOWLEDGE THAT SELLER HAS MADE THE SUBJECT PROPERTY AVAILABLE FOR THE BUYER'S INDEPENDENT INSPECTION. THE PARTIES FURTHER ACKNOWLEDGE THAT, EXCEPT FOR THE SPECIFIED EXPRESS WARRANTIES OF THE OTHER CONTAINED IN THIS AGREEMENT, IF ANY, THE SUBJECT PROPERTY IS PURCHASED AND/OR EXCHANGED IN ITS "AS IS" CONDITION.

3. PURCHASE AND SALE OF PROPERTY: SELLER agrees to convey the Property, together with SELLER'S rights, title and interest in accordance with the terms of this Agreement.

4. PURCHASE PRICE: The purchase price for the Property, which is approximately 25,175.23 acres, more or less, shall be SIX MILLION NINE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($6,950,000.00) which shall be paid by BUYER to SELLER in

accordance with the terms of this Agreement and allocated as follows: $6,194,743.10 to New Nevada Lands, LLC and $755,256.90 to New Nevada Resources, LLC.

5. ESCROW, CONVEYANCE, AND TITLE INSURANCE: Escrow shall be with WESTERN TITLE COMPANY, INC. ("Escrow Holder"), which is located at 5390 Kietzke Lane, Suite 101, Reno, Nevada 89511, Escrow Officer, Patti Hanson, telephone 775-829-4969.

a. Escrow shall open as of the date upon which Escrow Holder has received a fully signed original, or counterpart originals, of this Agreement, accompanied by the sums and documents required herein. The date all such items have been delivered to Escrow Holder shall be referred to herein as the "Opening of Escrow" and reported by letter to the Parties by Escrow Holder, and the date Escrow actually closes and the deed is recorded shall be referred to as "Close of Escrow." Escrow Holder is hereby authorized and instructed to act in accordance with the provisions of this Agreement, which Agreement, together with Escrow Holder's standard Escrow instructions, shall constitute Escrow Holder's Escrow instructions. As between the Parties, if there is a conflict between Escrow Holder's standard instructions and this Agreement, this Agreement will control.

b. Ad valorem property taxes for the current fiscal year shall be prorated as of the Close of Escrow.

c. All assessments, deferred agricultural taxes, and/or special taxes, encumbering the Property, if any, shall be paid by BUYER. To the extent such amounts can be identified or reasonably estimated by Escrow Holder they shall be accordingly paid (or reserved for payment) at Close of Escrow. PROVIDED, HOWEVER, BUYER shall be solely responsible for any assessments resulting from BUYER'S mapping, rezoning or otherwise developing of the Property and BUYER shall be solely responsible for filing or renewing any applications for deferred agricultural status on the Property.

d. SELLER, at SELLER'S expense, shall furnish BUYER with a C.L.T.A. owner's policy of title insurance in the full amount of the purchase price issued by WESTERN

TITLE COMPANY, INC., subject only to those exceptions disclosed herein or otherwise not objected to by BUYER in the Preliminary Title Report.

e. BUYER and SELLER shall each pay one-half (½) of the Escrow fee and any and all other fees, including recording fees, real property transfer taxes, document preparation fees, and similar costs not specifically allocated in this Agreement.

f. Title to the Property shall be conveyed by Grant, Bargain and Sale Deed in the form attached hereto as Exhibit "B."

g. Title to the Mineral Rights shall be conveyed by Quit Claim Deed with Reservation of Mineral Royalty in the form attached hereto as Exhibit "C".

6. NET SMELTER RETURNS ROYALTY INTEREST: SELLER and BUYER agree that SELLER shall retain a Net Smelter Production Returns Royalty on the Property described in Exhibit "A" to be paid to SELLER at a rate of THREE PERCENT (3%) which will be conveyed by BUYER to SELLER and will be more particularly defined in the Quit Claim Deed with Reservation of Mineral Royalty in the form attached hereto as Exhibit "C".

7. PAYMENT OF PURCHASE PRICE: The purchase price shall be paid by BUYER to Escrow Holder for SELLER as follows:

a. Upon execution of this Agreement, BUYER shall deposit into Escrow the amount of TWENTY-FIVE THOUSAND AND NO/00 DOLLARS ($25,000.00) ("Deposit"). [redacted] Escrow Holder shall hold the Deposit in an Escrow account, and it shall be credited to BUYER as set forth herein.

b. On or before February 1, 2021 , the date set for the Close of Escrow, BUYER shall deliver to Escrow Holder an additional TWO MILLION NINE HUNDRED TWENTY-FIVE THOUSAND AND NO/00 DOLLARS ($2,925,000.00) in cash, federal funds, wire transfer funds or other readily available funds together with BUYER'S share of closing costs.

c. On or before February 1, 2021, the date set for the Close of Escrow, BUYER shall execute and deliver to Escrow a Promissory Note in favor of SELLER in an amount equal to the unpaid balance of the purchase price with interest at six and one half percent (6.5%) per annum

on the unpaid principal balance with semi-annual payments of principal and interest, amortized over two (2) years, of not less than ONE MILLION EIGHTY-TWO THOUSAND FIVE HUNDRED FORTY-EIGHT AND 93/100 DOLLARS ($1,082,548.93) until the unpaid principal balance and all accrued and unpaid interest are paid in full. Said Promissory Note shall be secured by a first priority Deed of Trust on the Property in favor of SELLER. There will be no pre-payment penalty for early payoff of the promissory note, but there shall be a due on sale provision subject to sub-paragraph (d) below.

d. An installment collection account will be set up at Evergreen Note Servicing for payment and collection of the Promissory Note with BUYER paying all fees and costs associated therewith. Payment received more than ten days after the due date shall accrue interest at the rate of interest of two percent (2%) per month until paid.

8. BUYER'S CONDITIONS ON CLOSE OF ESCROW: Close of Escrow shall be subject to the following conditions:

a. Except as otherwise approved by BUYER, title to the Property shall be conveyed to BUYER free of liens and encumbrances. SELLER shall, at its expense, furnish BUYER with a Preliminary Title Report and, upon request, copies of all recorded exceptions to title referred to therein within fifteen (15) days after Opening of Escrow. Within ten (10) days of receipt of: (i) the Preliminary Title Report and all documents referred to in it; or (ii) any supplemental or amendatory report and the documents referred to as exceptions thereto, BUYER shall give SELLER notice specifying those matters which are unacceptable conditions of title. Said Preliminary Title Report as supplemented and/or amended is hereinafter referred to as the "Title Report." All exceptions in the Title Report not specifically disapproved by BUYER within ten (10) days after receipt of the initial submittal and/or, as applicable, supplementary or amendatory materials by BUYER, shall be deemed to have been approved. SELLER shall remove such objectionable items within fifteen (15) days thereafter, but in any event prior to the Close of Escrow and if SELLER fails to remove such objectionable items within said period, and/or if the Title Policy will not be issued in the exact form approved by BUYER, SELLER shall notify

BUYER in writing of such fact, and BUYER shall have the election to be exercised in writing within five (5) days after delivery to BUYER of such notice of SELLER of either:

1) terminating this Agreement, in which event Escrow Holder shall return the Deposit and all other funds and documents deposited herein to the Party depositing same; or

2) accepting the Property subject to the objectionable items.

SELLER shall diligently attempt to achieve the satisfaction of these conditions without undue delay. If any of these conditions cannot be met, then, unless waived by BUYER, Escrow Holder, upon receipt of notification from BUYER or from SELLER that it cannot or will not be able to satisfy a condition, shall immediately cancel the Escrow and if such cancellation occurs, return the Deposit to BUYER, less one-half (½) of the Escrow costs incurred, and neither Party shall have any further obligation, rights, or liability under this Agreement. In the event of such cancellation SELLER shall pay the other one-half (½) of Escrow costs.

Upon satisfaction of this provision with regard to the Title Report, the Deposit shall be irrevocably released to SELLER. The Deposit shall be applied to the total purchase price. In the event BUYER fails to close Escrow for whatever reason, SELLER shall retain the Deposit following its release from Escrow in accordance with Paragraph 7.

9. <u>LIQUIDATED DAMAGES</u>: IN THE EVENT THAT BUYER FAILS TO CLOSE THE ESCROW ENVISIONED IN THIS PURCHASE AGREEMENT WITHIN THE TIME AND IN THE MANNER SPECIFIED IN THIS AGREEMENT, SELLER SHALL BE RELEASED FROM ALL OBLIGATIONS IN LAW OR AT EQUITY TO PROCEED FURTHER WITH THIS AGREEMENT TO CLOSE THE ESCROW. THE BUYER AND SELLER ACKNOWLEDGE THAT BUYER IS A SOPHISTICATED REAL ESTATE INVESTOR WITH CONSIDERABLE KNOWLEDGE OF REAL ESTATE. BUYER AND SELLER AGREE THAT BECAUSE OF THE FOREGOING AND THE CIRCUMSTANCES SURROUNDING THE

PURCHASE OF THIS ASSET THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY SELLER BECAUSE OF A DEFAULT. THE BUYER AND SELLER ACKNOWLEDGE THAT THE NONREFUNDABLE DEPOSIT OF TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($25,000.00) MADE BY BUYER IS A REASONABLE ESTIMATE, APPROXIMATION AND AGREED STIPULATION OF THE DAMAGES THAT SELLER WOULD SUFFER SHOULD THE TRANSACTION NOT CLOSE AND THAT THE SELLER SHALL RETAIN SUCH DEPOSIT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY AND THAT SELLER WILL HAVE NO OTHER RIGHT, CAUSE OF ACTION OR ADDITIONAL RECOURSE AGAINST BUYER FOR THE DEFAULT IN CLOSING THIS TRANSACTION.

SELLER'S Initials [redacted] BUYER'S Initials [redacted]

10. SELLER'S REPRESENTATIONS, COVENANTS, WARRANTIES AND OBLIGATIONS:

a. SELLER represents to BUYER that to the best knowledge of SELLER, the title to be conveyed to BUYER will not be encumbered by any easements, persons in possession, government patents or other rights, other than:

1) Oil and Gas Lease #189132 with Prize Energy, L.P., that portion of which shall be assigned to BUYER upon close of escrow;

2) Grazing Lease #189007 with Julian Tomera Ranches, Inc. Battle Mountain Division, that portion of which shall be terminated by SELLER upon close of escrow;

3) Grazing Lease #189008 with Daniel E. Filippini, that portion of which shall be terminated by SELLER upon close of escrow;

4) Grazing Lease #182325 with Henry Filippini, that portion of which shall be terminated by SELLER upon close of escrow;

5) Utility License #182366 with Nevada Gold Mines, LLC, that portion of which shall be assigned to BUYER upon close of escrow;

6) those items disclosed on the Title Report or which would be

PURCHASE OF THIS ASSET THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY SELLER BECAUSE OF A DEFAULT. THE BUYER AND SELLER ACKNOWLEDGE THAT THE NONREFUNDABLE DEPOSIT OF TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($25,000.00) MADE BY BUYER IS A REASONABLE ESTIMATE, APPROXIMATION AND AGREED STIPULATION OF THE DAMAGES THAT SELLER WOULD SUFFER SHOULD THE TRANSACTION NOT CLOSE AND THAT THE SELLER SHALL RETAIN SUCH DEPOSIT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY AND THAT SELLER WILL HAVE NO OTHER RIGHT, CAUSE OF ACTION OR ADDITIONAL RECOURSE AGAINST BUYER FOR THE DEFAULT IN CLOSING THIS TRANSACTION.

SELLER'S Initials [redacted] [redacted] BUYER'S Initials [redacted]

10. <u>SELLER'S REPRESENTATIONS, COVENANTS, WARRANTIES AND OBLIGATIONS</u>:

a. SELLER represents to BUYER that to the best knowledge of SELLER, the title to be conveyed to BUYER will not be encumbered by any easements, persons in possession, government patents or other rights, other than:

1) Oil and Gas Lease #189132 with Prize Energy, L.P., that portion of which shall be assigned to BUYER upon close of escrow;

2) Grazing Lease #189007 with Julian Tomera Ranches, Inc. Battle Mountain Division, that portion of which shall be terminated by SELLER upon close of escrow;

3) Grazing Lease #189008 with Daniel E. Filippini, that portion of which shall be terminated by SELLER upon close of escrow;

4) Grazing Lease #182325 with Henry Filippini, that portion of which shall be terminated by SELLER upon close of escrow;

5) Utility License #182366 with Nevada Gold Mines, LLC, that portion of which shall be assigned to BUYER upon close of escrow;

6) those items disclosed on the Title Report or which would be

disclosed by a physical inspection of the Property.

b. To the best knowledge of SELLER, there is no hazardous, toxic or radioactive material on the Property. SELLER agrees BUYER and/or its agents may make all disclosures and file all reports which may be required by law with respect to discovery of any hazardous, toxic or radioactive materials on the Property as a result of such investigations and hereby releases and holds BUYER harmless with respect to liability arising out of such disclosure.

c. SELLER warrants there are no threatened or pending annexation or condemnation proceedings against or affecting any part of the Property.

d. SELLER shall not commit or suffer to be committed any waste in or upon the Property. Waste shall include, but not be limited to, any injury to the Property inconsistent with the easements and rights reserved by SELLER which renders the Property in a condition materially different from its condition at the date of this Agreement.

e. To the best knowledge of SELLER, SELLER has complied, and the Property is in compliance, with all laws relating to the storage, use and disposal of hazardous, toxic or radioactive materials (collectively, "Toxic Materials").

11. ASSIGNMENT: BUYER shall not assign this Agreement and its rights under it, without the express written consent of the SELLER, which consent will not be unreasonably withheld.

12. TAX DEFERRED EXCHANGE: At the sole discretion and election of SELLER and so long as no delay of the dates set forth herein is required, the BUYER and SELLER agree that BUYER will cooperate with the SELLER, but at the sole cost and expense of SELLER, in effecting a "Starker" or other tax deferred exchange of the Property pursuant to the provisions of Section 1031 of the Internal Revenue Code. Such cooperation is understood to be the execution of such necessary and appropriate "exchange instructions" as the Title Company or the "accommodator" for the SELLER may reasonably require.

13. POSSESSION: Possession of the respective properties shall be given to the acquiring party at Close of Escrow, but during the term of this Agreement BUYER and its agents

may enter upon the Property for the purpose of performing engineering, surveying or soil testing. BUYER agrees to pay, defend, indemnify and hold SELLER harmless from all liability, claims, costs and expense, except such as might accrue from the mere discovery of hazardous or toxic material, resulting from BUYER'S activities on the Property during the escrow period. Should the BUYER fail to acquire the Property, then it is agreed that SELLER shall receive copies of all studies, test results and engineering generated by BUYER.

14. <u>BINDING EFFECT</u>: This Agreement shall bind and inure to the benefit of the respective heirs, representatives, successors and assigns of BUYER and SELLER.

15. <u>NOTICES</u>: No notice, request, demand, instruction or other document to be given hereunder to any Party shall be effective for any purpose unless personally delivered to the person at the appropriate address set forth below (in which event such notice shall be deemed effective only upon such delivery) delivered by air courier next-day delivery (e.g., Federal Express), or delivered by U.S. mail, sent by registered or certified mail, return receipt requested as follows:

If to SELLER, to:
NEW NEVADA LANDS, LLC
NEW NEVADA RESOURCES, LLC
4405 Commons Drive East, Suite 301
Destin, Florida 32541

If to BUYER, to:
AMERITRUST CORPORATION
1712 Pioneer Avenue, Suite 500
Cheyenne, Wyoming 82001

Notices delivered by air courier shall be deemed to have been given the next business day after deposit with the courier and notices mailed shall be deemed to have been given on the second day following deposit of same in any United States Post Office mailbox in the state to which the notice is addressed or on the third day following deposit in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth above. The addresses and addressees, for the purpose of this Paragraph, may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice of change is received, the last address and addressee stated by written notice,

or provided herein if no such written notice of change has been received, shall be deemed to continue in effect for all purposes hereunder.

16. TIME: Time is of the essence for each provision of this Agreement of which time is a factor.

17. ATTORNEYS' FEES: In the event of any action or proceeding, including an arbitration brought by either Party against the other under this Agreement, the prevailing Party shall be entitled to recover all costs and expenses including the actual fees of its attorneys incurred for prosecution, defense, consultation or advice in such action or proceeding.

18. COMPUTATION OF PERIODS: All periods of time referred to in this Agreement shall include all Saturdays, Sundays and state or national holiday, unless the period of time specifies business days, provided that if the date to perform any act or give any notice with respect to this Agreement, shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

19. INTERPRETATION: The Parties hereto acknowledge and agree that each has been given the opportunity to review this Agreement with legal counsel independently, and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. The Parties have equal bargaining power, and intend the plain meaning of the provisions herein. In the event of an ambiguity in or dispute regarding the interpretation of same, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the Party who causes the uncertainty to exist or against the draftsman. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged and integrated into this Agreement.

20. SURVIVABILITY: All covenants of BUYER or SELLER which are intended hereunder to be performed in whole or in part after Close of Escrow and all representations,

warranties and indemnities by either Party to the other, shall survive Close of Escrow and delivery of the Grant, Bargain and Sale Deed, and be binding upon and inure to the benefit of the respective Parties.

21. MUTUAL INDEMNITY: SELLER and BUYER hereby agree to indemnify, defend and hold the other Party harmless against any and all liability, claims, costs or expenses arising directly or indirectly out of the covenants, representations and warranties given by the indemnifying Party to the other in this Agreement.

22. AUTHORITY OF PARTIES: Any corporation signing this Agreement, and each agent, officer, director, or employee signing on behalf of such corporation, but in his individual capacity, represents and warrants that said Agreement is duly authorized by and binding upon said corporation. Any individual signing this Agreement on behalf of a partnership or business entity other than a corporation represents that such other entity has power and authority to enter into this Agreement, and by such person's act is bound hereby.

23. COUNTERPART: This Agreement and any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts of this Agreement have been signed by each Party and delivered to the other Parties.

24. PATRIOT ACT: Each party represents for itself that it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

25. EXPIRATION DATE: This offer expires and is null and void if not signed and returned (post-marked) by December 15, 2020.

IN WITNESS WHEREOF, SELLER and BUYER have fully executed this Agreement as of the date first above written.

"SELLER"	"BUYER"
New Nevada Lands, LLC.	Ameritrust Corporation
______________________	[redacted]
Heath A. Rushing CEO	

IN WITNESS WHEREOF, SELLER and BUYER have fully executed this Agreement as of the date first above written.

"SELLER"

New Nevada Lands, LLC
New Nevada Resources, LLC

[redacted]

____
Heath A. Rushing
CEO

"BUYER"

Ameritrust Corporation

[redacted]

____

Exhibit "A"

Legal Description of Property and Mineral Rights

All that property situated in Lander County, Nevada, containing 25,175.23 acres, more or less, and more particularly described as:

Twn	Rng	Sec	Aliquot
30N	44E	05	All
30N	44E	03	All
30N	44E	04	All
30N	44E	01	All
30N	44E	02	Lots 1-4, S/2 NE/4, SE/4, S/2 SW/4
30N	44E	15	All
30N	44E	17	All
30N	44E	22	All
30N	44E	07	All
30N	44E	18	W/2, E/2 SE/4, SW/4 SE/4
30N	44E	10	All
30N	44E	09	All
30N	44E	08	All
30N	44E	23	All
30N	44E	13	All
30N	44E	24	All
30N	44E	11	All
30N	44E	14	All
30N	44E	12	All
31N	44E	27	All
31N	44E	34	All
31N	44E	21	NE/4, S/2
31N	44E	33	All
31N	44E	15	NE/4, S/2
31N	44E	22	All
31N	44E	12	Parcel A of Parcel Map 257170
31N	44E	13	All
31N	44E	25	All
31N	44E	26	All
31N	44E	23	All
31N	44E	24	All
31N	44E	35	All
31N	44E	11	Parcel A of Parcel Map 269543
31N	45E	08	All
31N	45E	30	All
31N	45E	07	All
31N	45E	19	All
31N	45E	20	N/2, SW/4

Twn	Rng	Sec	Aliquot
31N	45E	18	All
31N	45E	17	All
31N	45E	05	All

Exhibit "B"

MAIL TAX STATEMENT AND
WHEN RECORDED RETURN TO:

____
____
____

Copy To:
New Nevada Lands, LLC
4405 Commons Drive East, Ste. 301
Destin, Florida 32541

APN: ____

GRANT BARGAIN AND SALE DEED

THIS GRANT, BARGAIN AND SALE DEED is made this 18th day of September, 2014 by and between **NEW NEVADA LANDS, LLC**, a Mississippi limited liability company, whose address is 9550 Prototype Court, Suite 103, Reno, Nevada, 89521 (referred to as "**GRANTOR**") and __________________, a _______________, whose address is __________________ (referred to as "**GRANTEE**").

GRANTOR, in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, and other good and valuable consideration to **GRANTOR** paid by the **GRANTEE**, the receipt of which **GRANTOR** acknowledges, by these presents grants, bargains and sells to **GRANTEE**, and to **GRANTEE's** successors and assigns forever, all right, title and interest in and to that certain real property situated in Pershing County, State of Nevada, and more particularly described on Exhibit A.

Together with all and singular the tenements, hereditaments and appurtenances belonging, or in anywise appertaining, to the real property, and the reversion and reversions, remainder and remainders, rents, issues and profits of the real property; except as otherwise expressly provided in this Deed.

To have and to hold the real property above described with the appurtenances, unto **GRANTEE**, and to **GRANTEE's** heirs, and successors and assigns forever.

GRANTOR has executed this Grant, Bargain and Sale Deed the day and year first above written.

NEW NEVADA LANDS, LLC
A MISSISSIPPI LIMITED LIABILITY COMPANY

By: ______________________________________

Heath A. Rushing
Title: Authorized Member of Conduit LLC, a Florida limited liability company, as sole member of and for New Nevada Lands, LLC, a Mississippi limited liability company.

STATE OF ____________)
) ss.
COUNTY OF ___________)

This instrument was acknowledged before me on this ____ day of ___________, 20__ by Heath A. Rushing, Authorized Member of Conduit LLC, Sole Member of and for New Nevada Lands, LLC, a Mississippi limited liability company.

____
Notary Public

____

By: ____
Its: ____

STATE OF Nevada)
) ss.
COUNTY OF)

This instrument was acknowledged before me on this ____ day of ____________, 2020 by ___________________, ____________ of and for _______________________, a _____________.

____
Notary Public

Exhibit "C"

Quitclaim Deed

Recording Requested By and When Recorded Mail to:

New Nevada Resources, LLC
4405 Commons Drive East, Suite 301
Destin, Florida 32541

APN: ______________________________

Quitclaim Deed of Mineral Rights and Reservation of Royalty

This Quitclaim Deed of Mineral Rights and Reservation of Royalty ("Deed") is made by New Nevada Resources, LLC, a Florida limited liability company, whose address is: 9550 Prototype Court, Suite 103, Reno, Nevada 89521 ("Grantor"), and [____________] LLC, a [______________________________] company, hereafter referred as ("Grantee").

For and in consideration of Grantee's payment to Grantor of the sum of Ten Dollars ($10.00) United States currency, and other good and valuable consideration, the receipt and sufficiency of which Grantor acknowledges, Grantor quitclaims to Grantee, and to Grantee's successors and assigns forever, all of Grantor's right, title and interest in and to the mineral estate and minerals in, on and under that certain real property situated in Churchill County, Nevada, more particularly described in Exhibit "A" attached to and by this reference incorporated in this Deed, including but not limited to geothermal steam, liquids or brines, heat, other geothermal resources and rocks of every kind and oil, gas, other hydrocarbons and subject to the following Net Smelter Returns Royalty:

Royalty Obligor: [____________] LLC ("[____________]")

Owner: New Nevada Resources, LLC ("NNR")

1. **Definitions.**

1.1 "Production Royalty" means [____________] shall pay the Royalty to NNR for the production of all Minerals from the Property. The Royalty shall be calculated and paid in

accordance with Quitclaim Deed of Mineral Rights and Reservation of Royalty. The Royalty percentage rate for minerals produced from the property shall be three percent (3%).

1.2 "Gold Production" means the quantity of refined gold outturned to [_____________]'s account by an independent third party refinery for gold produced from the Property during the calendar quarter on either a provisional or final settlement basis.

1.2 "Gross Value" shall be determined on a calendar quarter basis and have the following meanings with respect to the following Minerals:

1.2.1 Gold

(a) If [_____________] sells gold concentrates, dore or ore, then Gross Value shall be

the value of the gold contained in the gold concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such gold concentrates, dore and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Monthly Average Gold Price for the month in which the gold concentrates, dore and ore were sold.

(b) If [_____________] produces refined gold (meeting the specifications of the

London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Quarterly Average Gold Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the calendar quarter by the Quarterly Average Gold Price.

1.2.2 Silver.

(a) If [_____________] sells silver concentrates, dore or ore, then Gross Value shall

be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, dore and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Monthly Average Silver Price for the month in which the silver concentrates, dore and ore were sold.

(b) If [_____________] produces refined silver (meeting the specifications for refined

silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section

1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Quarterly Average Silver Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the calendar quarter by the Quarterly Average Silver Price.

1.2.3 All Other Minerals.

(a) If [_____________] sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the monthly average price for the Minerals or product of the Minerals for the month in which the concentrates, dore or ore was sold. The monthly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b) If [_____________] produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by [_____________] during the calendar quarter from the sale of such refined or processed metals. [_____________] shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3 "Quarterly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the calendar quarter by the number of days for which such prices were reported during that quarter. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by [_____________], as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.4 "Quarterly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the calendar quarter by the number of days in such calendar quarter for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by [_____________] as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.5 "Net Smelter Returns" means the Gross Value of all Minerals, less costs, charges and expenses paid or incurred by [____________] with respect to the refining and smelting of such Minerals, without limitation:

1.5.1 Charges for smelting and refining (including sampling, assaying and penalty charges); and

1.5.2 In respect of Precious Metals, Base Metals and Industrial Materials, actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but in no event shall charges or costs of transportation of Minerals or ores from any mine on the Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant which is not a smelter or refinery. In respect of [____________] ore, [____________] concentrates and [____________] products only, [____________] may deduct the cost of transporting magnetite or other [____________] concentrates to any blast furnace reduction facility, pebble crushing facility, sintering facility or similar facility.

Allowable deductions for each shipment shall be allocated to Precious Metals, Base Metals and Industrial Minerals as specified in the statements of the refinery, smelter or other purchaser, except that allowable deductions common to a shipment of Precious Metals, Base Metals, Industrial Minerals and [____________] products which are not specifically allocated to Precious Metals, Base Metal and Industrial Minerals by the refinery, smelter or other purchaser shall be allocated in the proportion of the respective values of the Precious Metals, Base Metals, Industrial Minerals and [____________] products outturned from such shipment.

1.6 "Silver Production" means the quantity of refined silver outturned to [____________]'s account by an independent third-party refinery for silver produced from the Property during the calendar quarter on either a provisional or final settlement basis.

2. Payment Procedures.

2.1 Accrual of Obligation. [____________]'s obligation to pay the royalty shall accrue upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to [____________]'s account.

2.2 Futures or Forward Sales, Etc. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 above (with respect to sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by [____________], specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3 Inventories and Stockpiles. [_____________] shall include in all quarterly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days. NNR shall have thirty (30) calendar days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1 (b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Section 1.6 above, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b). NNR's failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b). No royalty payments shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates are actually sold.

2.4 Transfer or Encumbrance of Royalty. NNR may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to the royalty, except that [_____________] shall be under no obligation to make its payments to such assignee, transferee, pledgee or other third party until [_____________]'s receipt of written notice concerning the assignment, transfer or pledge.

3. Sampling and Commingling. [_____________] shall have the right to commingle Minerals and ores from the Property and materials from other properties, provided, that [_____________] first informs NNR, in writing, of [_____________]'s intention to commingle and delivers to NNR a detailed written description of [_____________]'s commingling plan. NNR shall have ninety (90) days during which to review and comment on [_____________]'s proposed commingling plan. In any and all events, all Minerals and ores shall be measured and sampled by [_____________] in accordance with sound mining and metallurgical practices for metal and mineral content before commingling of any such Minerals or ores with materials from any other property. Representative samples of materials from the Property intended to be commingled shall be retained by [_____________], and assays of these samples shall be made before commingling to determine the metal content of each ore. Detailed records shall be kept by NNR showing measurements, assays of metal content and gross metal content of the materials from the Property are commingled.

4. Audit. Upon reasonable notice and at a reasonable time, NNR shall have the right to audit and examine the [_____________]'s accounts and records relating to the calculation of the Net Smelter Returns royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to NNR, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due NNR. NNR shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar month in question is determined to exist. All books and records used by [_____________] to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

GRANTOR has executed this Quitclaim Deed the day and year first above written.

NEW NEVADA RESOURCES, LLC
A FLORIDA LIMITED LIABILITY COMPANY

BY: NEW NEVADA RESOURCES, LLC
ITS: CEO

By: ____
Heath A. Rushing, CEO

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

This instrument was acknowledged before me on this ____ day of ____________, 2020 by Heath A. Rushing, CEO of and for New Nevada Resources, LLC, a Florida limited liability company.

____

Notary Public